Exhibit 99.1


R.H. Donnelley Reports Second Quarter Results; Company Generates $42.7 Million of Operating Cash Flow in Second Quarter; Year-to-Date Debt Repayment at $128.7 Million

    PURCHASE, N.Y.--(BUSINESS WIRE)--July 23, 2003--R.H. Donnelley Corporation (NYSE: RHD)

     Company Increases Full Year 2003 Guidance for Cash Flow from
  Operations and EPS Due to Lower Taxes, Interest and Working Capital

    R.H. Donnelley Corporation (NYSE: RHD), a leading publisher of yellow page directories, today announced a net loss to common stockholders of $24.9 million or a loss of $0.81 per share for the second quarter of 2003. Excluding purchase accounting and other adjustments related to the Sprint Publishing and Advertising (SPA) acquisition and related financing described within the attached Schedules, R.H. Donnelley's adjusted second quarter 2003 net income available to common shareholders was $28.4 million or $0.81 per share. The Company also announced free cash flow of $39.7 million or $0.99 per share. See Schedules 7, 8 and 9 for a reconciliation of these and other non-GAAP measures to the most comparable GAAP measures.
    "We are pleased with the performance of the business through the first half of the year," said David C. Swanson, Chairman and Chief Executive Officer. "Cash flow continues to be stronger than expected and the integration of the SPA directories business is progressing ahead of schedule. We are also excited about the launch of our new Internet yellow pages and city guide product in the Las Vegas market. The bestredyp.com provides another venue for RHD to generate qualified leads for our advertisers and an easy-to-use, content-rich resource for those searching for products and services. New products like this, combined with some economic improvement, should drive stronger top line growth."

    Second Quarter - Reported GAAP Results

    Second quarter net revenue was $38.6 million compared to $19.9 million last year. Expenses were $63.4 million compared to $20.4 million last year. Operating loss before partnership income was $24.8 million compared to an operating loss of $0.5 million last year. Partnership income was $35.3 million for the quarter versus $40.9 million reported last year. Total operating income for the Company in the quarter was $10.5 million versus operating income of $40.4 million last year.

    Second Quarter Results - Including Adjustments and Non-GAAP
Measures

    Publication sales for RHD's Sprint-branded directories during the second quarter were $132.9 million, up 0.3% from adjusted pro forma publication sales of $132.5 million last year. Publication sales represent the total billing value of advertising in directories that published in the period. Results were driven by continued improvement in advertiser renewal rates offset by weaker performance in several military markets due to troop deployment in connection with the Iraqi conflict.
    Adjusted revenue in the quarter was $143.6 million, up 0.8% from $142.5 million of adjusted pro forma revenue in the second quarter of 2002. Adjusted expenses were $82.8 million, a decrease of 9.6% from $91.6 million of adjusted pro forma expenses for the same period last year. This decrease was primarily attributable to continued improvement in bad debt, lower paper costs and the timing of expense recognition caused by the difference between SPA and RHD accounting policies. Adjusted operating income before partnership income was $60.8 million, up 19.5% from adjusted pro forma operating income before partnership income of $50.9 million last year.
    Partnership income from DonTech was $35.3 million, down 3.6% from $36.6 million reported last year. (DonTech operating results are described below.) As a result, total adjusted operating income for the Company was $96.1 million, an increase of 9.8% from adjusted pro forma operating income for last year's second quarter of $87.5 million. Adjusted EBITDA for the quarter was $112.5 million, an increase of 8.5% from adjusted pro forma EBITDA of $103.7 million last year. Interest expense for the quarter was $43.3 million compared to adjusted pro forma interest expense for last year's second quarter of $46.3 million, reflecting lower interest rates and a lower average debt balance.

    DonTech Operating Results

    Publication sales at DonTech were $90.8 million for the quarter, an increase of 0.2% compared to $90.6 million last year.
    Calendar sales for DonTech, which represent the value of actual sales contracts signed in the period, were $120.1 million in the quarter, down 4.1% from $125.2 million last year. This decrease was driven by the continued effect of weak economic conditions in the Midwest and intense competition in the local media market, as well as the shift of advertising sales previously serviced in the first quarter. For the first six months, calendar sales at DonTech were $205.4 million down 0.8% from $207.0 million last year. Partnership income from DonTech for the second quarter 2003 was $35.3 million, down 3.6% from $36.6 million reported last year. For the six months, partnership income from DonTech was $59.0 million, up 0.9% from $58.5 million last year. (See Schedule 9 for a reconciliation of DonTech calendar and publication sales to partnership income.)
    The Company does not report revenue from DonTech, rather only its share of DonTech's income and revenue participation income from SBC Communications (NYSE: SBC), which are both based on DonTech's calendar sales and reported collectively as partnership income. DonTech is a perpetual partnership between R.H. Donnelley and SBC Communications to sell yellow pages advertising in Illinois and northwest Indiana.

    Second Quarter Cash Flow

    The Company generated cash flow from operations of $42.7 million in the quarter, which reflects the payment of $51.2 million of semi-annual bond interest. Free cash flow (cash flow from operations less capital expenditures and software investment) was $39.7 million or $0.99 per share for the second quarter.
    Cash flow used in investing activities was $19.3 million. This was comprised of a SPA acquisition purchase price adjustment of $16.3 million and $3.0 million of capital expenditures and software investment.
    Cash used in financing activities was $35.6 million in the quarter. Proceeds from stock option exercises in the quarter were $3.4 million. Debt repaid in the quarter was $39.0 million. The $39.0 million debt repayment in the quarter was funded from existing cash, as well as free cash flow generated in the quarter. On June 30, 2003 net debt was $2,206.3 million, a decrease of $26.8 million from net debt of $2,233.1 million at March 31, 2003. For the six months, the Company repaid $128.7 million of debt.

    Outlook

    The Company continues to expect full year 2003 publication sales growth of approximately 1.0% for the Sprint-branded directories, which should translate into flat reported revenue. DonTech continues to feel the effects of a sluggish Chicagoland economy and sales into third quarter directories have not shown improvement. As a result, calendar sales and partnership income at DonTech will be flat to down slightly for the full year.
    The Company also affirms guidance for adjusted EBITDA of approximately $400 million for the year, reflecting improved operating results to date offset by previously unexpected incremental costs associated with the relocation of the Company's headquarters. Expected full-year reported operating income of approximately $80 million after anticipated depreciation and amortization expenses of approximately $65 million reflects the impact of purchase accounting rules. Adjusted operating income excluding the purchase accounting adjustments is expected to be approximately $335 million.
    The Company is increasing its forecast for cash flow from operations to $215 million from $170 million and for free cash flow to $195 million from $150 million after capital expenditures and software investment of approximately $20 million. This increase is primarily attributable to the absence of cash tax payments in 2003 (previously forecast at $30 million). The Company has determined that it will be able to amortize some items related to the acquisition over a shorter life than originally anticipated, and as a result, does not expect to pay any cash taxes in 2003. The increase is also due to lower cash interest expense (to $175 million from $185 million) from lower short term interest rates and lower average debt balances, as well as improving collections experience which also results in a lower use of funds from working capital (to $10 million from $15 million). Assuming the entire $195 million of free cash flow is used for debt repayment, at the end of 2003 debt would be approximately $2,140 million, or roughly 5.4 times 2003 EBITDA.
    The Company also is increasing its expectations for 2003 adjusted EPS to approximately $2.25 from approximately $2.10 and free cash flow per share to approximately $4.80 from approximately $3.80. On a reported basis, the Company expects 2003 EPS to be a loss of approximately $3.95, compared to previous expectations of a loss of approximately $4.00.

    Comparative Financial Results

    As a result of the SPA acquisition, the related financing and associated accounting, 2003 and 2002 results reported in accordance with GAAP are not comparable, nor do they reflect the Company's underlying operational or financial performance. Accordingly, management is presenting several non-GAAP financial measures in addition to results reported in accordance with GAAP in order to better communicate underlying operational and financial performance and to facilitate comparison of 2003 performance with 2002 adjusted pro forma results. While the adjusted pro forma statements reasonably represent results as if the two businesses had been combined for the full year 2002, because of differences between current and historical accounting policies, management does not believe these statements are strictly comparable to 2003 on a quarterly basis.
    The primary 2003 adjustments were recognition of pre-acquisition deferred revenue and deferred expenses that are not reportable under GAAP due to purchase accounting requirements but that absent purchase accounting would have been recognized during the periods presented and exclusion of preferred dividends related to a beneficial conversion feature (BCF) in connection with preferred stock issued to finance the acquisition. The 2002 adjustments give pro forma effect to the SPA transaction as if it occurred on January 1, 2002, and also exclude non-cash preferred dividends associated with the BCF.
    See the Company's Current Report on Form 8-K filed with the SEC on May 2, 2003 for further details regarding the adjustments and non-GAAP financial measures and also the Company's Current Report on Form 8-K filed with the SEC on July 23, 2003 for disclosure of all quarterly 2002 as adjusted pro forma results and reconciliations to 2002 reported GAAP amounts. All non-GAAP financial measures are reconciled to the most comparable GAAP reported results within attached Schedules 7, 8 and 9.

    Second Quarter Conference Call

    R.H. Donnelley's second quarter conference call will be held on July 24, 2003 at 10:00 a.m. EST and can be accessed by dialing 888-387-9606 (domestic) or 484-630-7198 (international) The passcode for the call is "RHD." The call will also be available through a Webcast, which can be accessed by visiting the website at www.rhd.com, clicking on "Investor Information" and following the instructions provided. Anyone unable to participate at the scheduled time may access a recording of the conference call until August 15, 2003 by dialing 800-839-3139 (domestic) or 402-998-1075 (international). There is no passcode for the replay.
    During this call, management will refer to many non-GAAP financial measures in discussing the Company's performance. You can find additional information about these measures and a reconciliation between these measures and the most comparable GAAP measures in the Schedules attached to this release and on the RHD website under "Investor Information", "SEC Filings" in the Form 8-Ks filed today and on May 2, 2003.

    About R.H. Donnelley

    R.H. Donnelley is a leading publisher of yellow pages directories which publishes 260 directories under the Sprint Yellow Pages(R) brand in 18 states, with major markets including Las Vegas, Orlando and Lee County, Florida. The Company also serves as the exclusive sales agent for 129 SBC directories under the SBC Smart Yellow Pages(R) brand in Illinois and northwest Indiana through DonTech, its perpetual partnership with SBC. Including DonTech, R.H. Donnelley serves more than 250,000 local and national advertisers. For more information, please visit R.H. Donnelley at www.rhd.com.

    Safe Harbor Provision

    Certain statements contained in this press release regarding R.H. Donnelley's future operating results or performance or business plans or prospects and any other statements not constituting historical fact are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "believe," "expect," "anticipate," "should," "planned," "estimated," "potential," "goal," "outlook," and similar expressions, as they relate to R.H. Donnelley or its management, have been used to identify such forward-looking statements. Without limiting the generality of the foregoing, the statements under the caption "Outlook" are forward-looking statements. Regardless of any identifying phrases, these statements and all other forward-looking statements reflect only R.H. Donnelley's current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to R.H. Donnelley. Accordingly, the statements are subject to significant risks, uncertainties and contingencies which could cause R.H. Donnelley's actual operating results, performance or business plans or prospects to differ from those expressed in, or implied by, these statements. Such risks, uncertainties and contingencies are described in detail in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, as well as the Company's other periodic filings with the Securities and Exchange Commission, and in summary and without limitation include the following: (1) our ability to meet our substantial debt service obligations; (2) restrictive covenants under the terms our debt and convertible preferred stock agreements; (3) declining usage of print yellow pages directories and changes in technology; (4) competition in the yellow pages industry and other competitive media; (5) difficulties in our efforts to integrate the Sprint Publication & Advertising operations into our own and our ability to achieve synergies in connection with the acquisition; (6) SBC's or DonTech's actions could adversely impact our results of operations and financial condition; (7) reliance on and extension of credit to small- and medium-sized businesses; (8) dependence on third party providers of printing, distribution and delivery services and the sale of advertising to national accounts; (9) general economic conditions and consumer sentiment in our markets; and (10) fluctuations in the price and availability of paper.



R.H. DONNELLEY CORPORATION                                  Schedule 1
INDEX OF SCHEDULES


     Schedule 1: Index of Schedules

     Schedule 2: Unaudited Consolidated Statements of Income For the
                 three and six months ended June 30, 2003 and 2002

     Schedule 3: Unaudited As Adjusted and Adjusted Pro Forma
                 Consolidated Statements of Income for the three months ended June 30, 2003 and 2002

     Schedule 4: Unaudited As Adjusted and Adjusted Pro Forma
                 Consolidated Statements of Income for the six months ended June 30, 2003 and 2002

     Schedule 5: Unaudited Consolidated Balance Sheets at June 30,
                 2003 and December 31, 2002

     Schedule 6: Unaudited Statement of Cash Flows for the three and six months ended June 30, 2003

     Schedule 7: Reconciliation of Reported to As Adjusted and
                 Adjusted Pro Forma Unaudited Consolidated Statements of Income for the three months ended June 30, 2003 and 2002, respectively

     Schedule 8: Reconciliation of Reported to As Adjusted and
                 Adjusted Pro Forma Unaudited Consolidated Statements of Income for the six months ended June 30, 2003 and 2002, respectively

     Schedule 9: Reconciliation of Non-GAAP Measures

     Schedule 10: Notes to Consolidated Statements of Income and
                 Non-GAAP Measures





R.H. DONNELLEY CORPORATION                                  Schedule 2

CONSOLIDATED STATEMENTS OF INCOME
-------------------------------------
(unaudited)


Amounts in millions, except
 earnings per share
----------------------------------------------------------------------

                             Three months ended    Six months ended
                                   June 30,             June 30,
                           -------------------------------------------
                                2003      2002        2003      2002
                             Reported  Reported    Reported  Reported
----------------------------------------------------------------------

Net revenue                  $  38.6   $  19.9     $  51.0   $  38.8

Expenses                        47.0      18.8        89.0      35.5

Depreciation and
 amortization                   16.4       1.6        32.5       3.2

Partnership income              35.3      40.9        59.0      68.0
                              --------  --------    --------  --------
Operating income (loss)         10.5      40.4       (11.5)     68.1

Interest expense, net          (43.3)     (6.0)      (91.9)    (12.2)

Other income                     0.7         -         1.5         -
                              --------  --------    --------  --------
Pre-tax (loss) income          (32.1)     34.4      (101.9)     55.9

Tax benefit (provision)         13.2     (13.2)       41.8     (21.5)
                              --------  --------    --------  --------
Net (loss) income              (18.9)     21.2       (60.1)     34.4

Preferred dividend               6.0         -        48.1         -
                              --------  --------    --------  --------
Net (loss) income available
 to common                  $  (24.9)  $  21.2   $  (108.2)  $  34.4
                              ========  ========    ========  ========

Earnings per share (EPS):
   Basic                    $  (0.81)  $  0.71   $   (3.56)  $  1.16
   Diluted                  $  (0.81)  $  0.70   $   (3.56)  $  1.14

Shares used in computing
 EPS:
   Basic                        30.6      29.7        30.4      29.6
   Diluted                      31.5      30.4        31.2      30.3


See accompanying Notes to Consolidated Statements of Income and Non-
 GAAP Measures - Schedule 10.





R.H. DONNELLEY CORPORATION                                  Schedule 3
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)


Amounts in millions, except earnings per share

                                    Three months ended
                                          June 30,
                                   ---------------------
                                                   2002
                                       2003     Adjusted    Variance
                                        As         Pro
                                     Adjusted     Forma    $       %

Net revenue                          $  143.6   $ 142.5 $ 1.1     0.8%

Expenses                                 66.4      75.4   9.0    11.9%

Depreciation and amortization            16.4      16.2  (0.2)  (1.2%)

Partnership income                       35.3      36.6  (1.3)  (3.6%)
                                       -------   ------- -----
Total operating income                   96.1      87.5   8.6     9.8%

Interest expense, net                   (43.3)    (46.3)  3.0     6.5%
                                       -------   ------- -----
Pre-tax income                           52.8      41.2  11.6    28.2%

Tax provision                           (20.3)    (15.4) (4.9) (31.8%)
                                       -------   ------- -----
Net income                               32.5      25.8   6.7    26.0%

Preferred dividend                        4.1       4.1     -     0.0%
                                       -------   ------- -----
Net income available to common        $  28.4   $  21.7   6.7    30.9%
                                       =======   ======= =====
Earnings per share (EPS):
   Basic                              $  0.83   $  0.67 $0.16    23.9%
   Diluted                            $  0.81   $  0.66 $0.15    22.7%

Shares used in computing EPS:
   Basic                                 39.3      38.3
   Diluted                               40.2      39.2


See accompanying Notes to Consolidated Statements of Income and
Non-GAAP Measures - Schedule 10.
See Schedule 7 for a reconciliation of reported to as adjusted and adjusted pro forma results.





R.H. DONNELLEY CORPORATION                                 Schedule 4
CONSOLIDATED STATEMENTS OF INCOME
(unaudited)


Amounts in millions, except
 earnings per share

                                Six months ended June 30,

                                    2003      2002
                                     As     Adjusted      Variance
                                  Adjusted  Pro Forma     $       %

Net revenue                     $   287.1  $   287.1  $     -     0.0%

Expenses                            135.0      150.0     15.0    10.0%

Depreciation and amortization        32.5       32.4     (0.1)  (0.3%)

Partnership income                   59.0       58.5      0.5     0.9%
                                   -------    -------   -------
Total operating income              178.6      163.2     15.4     9.4%

Interest expense, net               (89.5)     (92.3)     2.8     3.0%
                                   -------    -------   -------
Pre-tax income                       89.1       70.9     18.2    25.7%

Tax provision                       (34.3)     (26.5)    (7.8) (29.4%)
                                   -------    -------   -------
Net income                           54.8       44.4     10.4    23.4%

Preferred dividend                    7.9        8.1      0.2     2.5%
                                   -------    -------   -------
Net income available to common  $    46.9  $    36.3     10.6    29.2%
                                   =======    =======   =======
Earnings per share (EPS):
   Basic                        $    1.40  $    1.16  $  0.24    20.7%
   Diluted                      $    1.37  $    1.14  $  0.23    20.2%

Shares used in computing EPS:
   Basic                             39.1       38.2
   Diluted                           39.9       39.1


See accompanying Notes to Consolidated Statements of Income and
Non-GAAP Measures - Schedule 10.

See Schedule 8 for a reconciliation of reported to as adjusted and adjusted pro forma results.





R.H. DONNELLEY CORPORATION                                  Schedule 5
CONSOLIDATED BALANCE SHEETS
-------------------------------------------
(unaudited)

Amounts in millions
                                              Reported      Reported
                                              June 30,    December 31,
                                                2003          2002

Assets
     Cash and cash equivalents              $         -  $        7.8
     Restricted cash                                  -       1,928.7
     Accounts receivable, net                     271.0          28.8
     Deferred directory costs                      40.1             -
     Prepaid expenses and other                     7.4           3.4
                                            ------------ -------------
Total current assets                              318.5       1,968.7

     Partnership investment                       179.9         202.2
     Fixed assets and computer software,
      net                                          21.9          12.0
     Intangible assets, net                     1,890.1             -
     Other non-current assets                      92.5          40.5
     Goodwill                                      94.9             -
                                            ------------ -------------
Total Assets                                $   2,597.8  $    2,223.4
                                             ===========  ============


Liabilities, Redeemable Convertible Preferred
 Stock and Shareholders' Deficit
     Accounts payable and accrued
      liabilities                           $      21.8  $        9.1
     Deferred revenue                             209.0             -
     Accrued interest payable                       6.0          11.2
     Current portion of long-term debt             59.7          13.8
                                           ------------ -------------
Total current liabilities                         296.5          34.1

     Long-term debt                             2,146.6       2,075.5
     Deferred income taxes, net                    19.0          60.8
     Other non-current liabilities                 18.2          20.1
                                            ------------ -------------
Total liabilities                               2,480.3       2,190.5

Redeemable convertible preferred stock            189.8          63.5

Shareholders' deficit                             (72.3)        (30.6)
                                            ------------ -------------
Total Liabilities, Redeemable Convertible
Preferred Stock and Shareholders' Deficit   $   2,597.8  $    2,223.4
                                             ===========  ============




R.H. DONNELLEY CORPORATION                                  Schedule 6
STATEMENT OF CASH FLOWS
--------------------------------
For the three months and six months ended June 30, 2003
(unaudited)

Amounts in millions
---------------------------------------------------------------------
                                      Reported           Reported
                                 Three months ended  Six months ended
                                   June 30, 2003      June 30, 2003
                                --------------------------------------

Operating activities:
Net loss                        $            (18.9) $           (60.1)

Depreciation and amortization                 16.4               32.5

Deferred income tax                          (13.2)             (41.8)

Cash in excess of partnership
 income                                       (5.2)               6.1

Changes in working capital                    61.9              187.1

Other                                          1.7                7.7
                                -------------------------------------
Net cash provided by operating
 activities                                   42.7              131.5

Investment activities:
Additions to fixed assets and
 computer software                            (3.0)              (5.5)

Purchase of SPA                              (16.3)          (2,259.6)

Release of funds held in escrow
 at year end, net of costs                       -            1,894.3
                                -------------------------------------
Net cash used in investing
 activities                                  (19.3)            (370.8)

Financing activities:
Proceeds from issuance of long-
 term debt, net of costs                         -              461.3

Proceeds from issuance of
 convertible preferred stock,
 net of costs                                    -              125.7

Repayment of pre-acquisition
 debt                                            -             (243.0)

Net repayment of debt                        (39.0)            (128.7)

Proceeds from option exercises                 3.4               16.2
                                -------------------------------------
Net cash provided by financing
 activities                                  (35.6)             231.5


Increase in cash and cash
 equivalents                                 (12.2)              (7.8)

Cash and cash equivalents,
 beginning of period                          12.2                7.8
                                -------------------------------------
Cash and cash equivalents, end
 of period                      $                -  $               -
                                 ==================  =================




R.H. DONNELLEY CORPORATION                                 Schedule 7
CONSOLIDATED STATEMENTS OF INCOME
Reconciliation of Reported to As Adjusted and Adjusted Pro Forma
Amounts
(unaudited)

Amounts in millions, except earnings per share

                Three Months Ended              Three Months Ended
                  June 30, 2003                   June 30, 2002
                                   As                        Adjusted
            Reported  Adjust-   Adjusted  Reported  Adjust-     Pro
                      ments       (1)               ments     Forma(2)
----------------------------------------------------------------------

Net revenue $  38.6 $ 105.0  (5) $ 143.6  $  19.9 $ 122.6 (7) $ 142.5

Expenses       47.0    19.4  (5)    66.4     18.8    56.6 (7)    75.4

Depreciation and
 amortization  16.4       -         16.4      1.6    14.6 (8)    16.2

Partnership
 income        35.3       -         35.3     40.9    (4.3)(9)    36.6
              ------  ------       ------   ------   -----      ------
Total operating
 income        10.5    85.6         96.1     40.4    47.1        87.5

Interest
 expense,
 net          (43.3)      -        (43.3)    (6.0)  (40.3)(10)  (46.3)

Other
income          0.7    (0.7)(12)       -        -       -           -
              ------  ------       ------   ------   -----      ------
Pre-tax (loss)
 income       (32.1)   84.9         52.8     34.4     6.8        41.2

Tax benefit
 (provision)   13.2   (33.5) (6)   (20.3)   (13.2)   (2.2)(6)   (15.4)
              ------  ------       ------   ------   -----      ------
Net (loss)
 income       (18.9)   51.4         32.5     21.2     4.6        25.8

Preferred
 dividend       6.0    (1.9)(14)     4.1        -     4.1 (11)    4.1
              ------  ------       ------   ------   -----      ------

Net (loss) income
 available
 to common  $ (24.9)$  53.3      $  28.4  $  21.2 $   0.5     $  21.7
              ======  ======       ======   ======   =====      ======

Earnings
per share
 (EPS): (3)
   Basic    $ (0.81)$  1.64      $  0.83  $  0.71 $ (0.04)    $  0.67
   Diluted  $ (0.81)$  1.62      $  0.81  $  0.70 $ (0.04)    $  0.66

Shares used
 in
 computing
 EPS: (4)
   Basic       30.6     8.7         39.3     29.7     8.6        38.3
   Diluted     31.5     8.7         40.2     30.4     8.8        39.2



See accompanying Notes to Consolidated Statements of Income and
Non-GAAP Measures - Schedule 10.





R.H. DONNELLEY CORPORATION                                 Schedule 8
CONSOLIDATED STATEMENTS OF INCOME

Reconciliation of Reported to As Adjusted and Adjusted Pro Forma
 Amounts
(unaudited)

Amounts in millions, except earnings per share

                   Six Months Ended             Six Months Ended
                    June 30, 2003                June 30, 2002
                                    As                       Adjusted
            Reported Adjust-     Adjusted Reported  Adjust-     Pro
                      ments         (1)             ments     Forma(2)


Net revenue $  51.0  $ 236.1 (5) $  287.1 $  38.8 $ 248.3 (7) $ 287.1

Expenses       89.0     46.0 (5)    135.0    35.5   114.5 (7)   150.0

Depreciation and
 amortization  32.5        -         32.5     3.2    29.2 (8)    32.4

Partnership
income         59.0        -         59.0    68.0    (9.5) (9)   58.5
              ------   ------       ------  ------   -----      ------
Total operating
 (loss)
 income       (11.5)   190.1        178.6    68.1    95.1       163.2

Interest
 expense,
 net          (91.9)     2.4 (12)   (89.5)  (12.2)  (80.1)(10)  (92.3)

Other
income          1.5     (1.5)(12)       -       -       -           -
              ------   ------       ------  ------   -----      ------
Pre-tax (loss)
 income      (101.9)   191.0         89.1    55.9    15.0        70.9

Tax benefit
 (provision)   41.8    (76.1) (6)   (34.3)  (21.5)   (5.0) (6)  (26.5)
              ------   ------       ------  ------   -----      ------
Net (loss)
 income       (60.1)   114.9         54.8    34.4    10.0        44.4

Preferred
 dividend      48.1    (40.2)(14)     7.9       -     8.1 (11)    8.1
              ------   ------       ------  ------   -----      ------
Net (loss)income
 available
 to common  $(108.2) $ 155.1     $   46.9 $  34.4 $   1.9     $  36.3
             =======  =======       ======  ======   =====      ======

Earnings per share
 (EPS): (3)
   Basic    $ (3.56) $  4.96     $   1.40 $  1.16 $ (0.00)    $  1.16
   Diluted  $ (3.56) $  4.93     $   1.37 $  1.14 $ (0.00)    $  1.14

Shares used in
 computing EPS: (4)
   Basic       30.4      8.7         39.1    29.6     8.6        38.2
   Diluted     31.2      8.7         39.9    30.3     8.8        39.1


See accompanying Notes to Consolidated Statements of Income and
Non-GAAP Measures - Schedule 10.





R.H. DONNELLEY CORPORATION                                 Schedule 9
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)


Amounts in millions                                    Three Months
                                                       Ended June 30,
                                                        2003     2002

Reconciliation of publication sales for Sprint-branded directories to net revenue and adjusted/adjusted pro forma net revenue

Publication sales in the period                      $ 132.9  $ 132.5
Less publication sales not recognized as revenue in
 current period                                       (111.9)
Less publication sales for SPA directories not sold
 by RHD                                                        (104.7)
Plus revenue recognized from prior period publication
 sales                                                  10.5
                                                              -------
Publication sales reported by RHD in 2002                        27.8
Less sales contracts executed in prior periods and
 reported as calendar sales in prior periods                    (22.7)
Plus sales sold during the period to be reported as
 publication sales in future periods                             47.9
                                                     -------  -------
Calendar sales reported by RHD in 2002                           53.0
Net directory advertising revenue                       31.5
Net commission revenue on 2002 calendar sales                    12.2
Pre-press publishing revenue                             6.0      7.3
Other revenue                                            1.1      0.4
                                                      ---------------
Net revenue                                             38.6     19.9

Plus net revenue that would have been reported for
 publication sales made prior to acquisition absent
 purchase accounting                                   105.0
Plus pro forma adjustment to include SPA historical
 revenue                                                        136.5
Less pro forma adjustment to eliminate RHD reported
 GAAP revenue from services provided to SPA                     (13.9)

                                                      ---------------
Adjusted/Adjusted Pro Forma Net Revenue              $ 143.6  $ 142.5
                                                     ======== =======




R.H. DONNELLEY CORPORATION                                Schedule 9
RECONCILIATION OF NON-GAAP MEASURES (con't)


(unaudited)

Amounts in millions                Three Months    Six Months Ended
                                   Ended June 30,      June 30,
                                    2003    2002     2003      2002

Reconciliation of publication sales for
 SBC directories for which DonTech sells
 advertising to partnership income

Publication sales in the period   $ 90.8  $ 90.6  $ 179.4   $ 184.7
Less the value of contracts
 executed  and reported as
 calendar sales in prior periods   (86.8)  (85.8)  (173.1)   (177.3)
Plus the value of contracts executed
 during the period to be reported
 as publication sales in
 future periods                    116.1   120.4    199.1     199.6
                                  ------- -------  -------   -------
Calendar sales                     120.1   125.2    205.4     207.0
Commission revenue from above
 calendar sales                     30.3    31.6     51.9      52.2
Partnership net expenses           (16.8)  (18.1)   (32.0)    (33.7)
                                  ------- -------  -------   -------
Partnership profit                $ 13.5  $ 13.5  $  19.9   $  18.5
Company's 50% share of partnership
 profits                          $  6.8  $  6.8  $  10.0   $   9.3
Revenue participation income from
 above calendar sales               28.5    29.8     49.0      49.2
                                  ------- -------  -------   -------
Total income from DonTech           35.3    36.6     59.0      58.5
CenDon LLC joint venture income        -     4.3        -       9.5
                                  ------- -------  -------   -------
Partnership income                $ 35.3  $ 40.9  $  59.0   $  68.0
                                  ======= =======  =======   =======




                                           Three Months Ended June 30,
                                                 2003          2002
Reconciliation of net income to EBITDA and reconciliation of EBITDA to
 Adjusted/Adjusted Pro Forma EBITDA

Net income                                  $     (18.9)  $      21.2
Less tax (benefit) / plus tax provision           (13.2)         13.2
Less other income                                  (0.7)            -
Plus interest expense, net                         43.3           6.0
                                                 -------        ------
Operating income                                   10.5          40.4
Depreciation and amortization                      16.4           1.6
                                                 -------        ------
EBITDA (13)                                        26.9          42.0
Net revenue that would have been reported for
 directories published prior to the acquisition
 absent purchase accounting                       105.0
Expenses that would have been reported for
 directories published prior to the acquisition
 absent purchase accounting                       (19.4)
Revenue recognized by SPA less RHD commission
 revenue and pre-press published revenue from
 SPA that would have been eliminated as
 intercompany transactions                                      122.6
Expenses recognized by SPA, net of expenses for
 sales agency and pre-press publishing services
 provided by RHD that would have been eliminated
 as intercompany transactions and adjustments for
 differences in current and historical
 accounting policies                                            (56.6)
Less income recognized by RHD from CenDon
 LLC that as a result of the acquisition would have been
 eliminated as intercompany income                               (4.3)
                                                                ------
Adjusted/Adjusted Pro Forma EBITDA (13)     $     112.5   $     103.7
                                                 -------        ------
See accompanying Notes to Consolidated Statements of Income and Non-GAAP Measures - Schedule 10.






R.H. DONNELLEY CORPORATION                           Schedule 9
RECONCILIATION OF NON-GAAP MEASURES (con't)
(unaudited)

Amounts in millions, except per share amount

                                           Three Months    Six Months
                                           Ended June 30,  Ended June
                                                2003        30, 2003

Reconciliations of cash flow from operations to FCF and diluted shares to adjusted diluted shares

Cash flow from operations                     $  42.7     $     131.5
Less fixed asset and computer software
 additions                                       (3.0)           (5.5)
                                              ------------ -----------
Free cash flow (FCF)                          $  39.7     $     126.0
                                              ============ ===========

Diluted shares                                   31.5            31.2
Additional diluted shares assuming the
 preferred stock was converted to common
 stock at the beginning of the period             8.7             8.7
                                               ----------- -----------
Adjusted diluted shares                          40.2            39.9
                                               =========== ===========

Free cash flow per share                      $  0.99     $      3.16




                                                   Full Year 2003
                                                      Outlook
-----------------------------------------------------------------
Reconciliation of publication sales outlook for Sprint-branded directories net revenue outlook and adjusted net revenue outlook

Publication sales outlook                           $      549.5
Less publication sales for January 2003 directories
 that were not recognized as revenue due to purchase
 accounting                                               (102.4)
Less publication sales that will not be recognized
 as revenue in 2003                                       (213.1)
Plus revenue recognized from 2002 publication sales            -
                                                     ------------
Net directory advertising revenue                          234.0
Pre-press publishing revenue                                20.5
Other revenue                                                1.7
                                                    -------------
Net revenue                                                256.2
Plus net revenue that would have been reported for
 publication sales made prior to acquisition absent
 purchase accounting                                       315.9
                                                   -------------
Adjusted net revenue                                $      572.1
                                                     ============




R.H. DONNELLEY CORPORATION                                  Schedule 9
RECONCILIATION OF NON-GAAP MEASURES (con't)
------------------------------------------------------
(unaudited)


Amounts in millions, except per share amounts
                                                            2003

Reconciliation of net income outlook to EBITDA and adjusted
 EBITDA outlook

Net income                                                $(60.9)
Less tax benefit                                           (42.3)
Less other income                                           (1.5)
Plus interest expense, net                                 184.0
                                                       ----------
Operating income outlook                                    79.3
Depreciation and Amortization                               65.7
                                                       ----------
EBITDA                                                     145.0
Plus revenue not recognized as a result of purchase
 accounting                                                315.8
Less expenses not recognized as a result of purchase
 accounting                                                (60.8)
                                                       ----------
Adjusted EBITDA                                           $400.0
                                                       ==========

Reconciliation of full year EPS outlook to adjusted full year EPS outlook

Full year EPS                                             $(3.95)
Impact of not recognizing revenue affected by purchase
 accounting                                                 4.80
Impact of not recognizing expenses affected by purchase
 accounting                                                (0.90)
Impact of different method of calculating GAAP EPS and
    as adjusted EPS (3)                                     2.30
                                                       ----------
Adjusted full year EPS                                     $2.25
                                                       ==========

Reconciliations of cash flow from operations outlook to FCF outlook and diluted shares outlook to adjusted diluted shares outlook


Cash flow from operations                                 $215.0
Less fixed asset and computer software additions           (20.0)
                                                       ----------
Free cash flow (FCF)                                      $195.0
                                                       ==========

Diluted shares                                              31.6
Additional diluted shares assuming the preferred stock
 was converted to common stock at the beginning
 of the period                                               9.0
                                                       ----------
Adjusted diluted shares                                     40.6
                                                       ==========
Free cash flow per share                                   $4.80
                                                       ==========

See accompanying Notes to Consolidated Statements of Income and Non-GAAP Measures - Schedule 10.



R.H. DONNELLEY CORPORATION                                Schedule 10

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS OF INCOME AND NON-GAAP
MEASURES

    (1) As adjusted results for 2003 assume that the revenue and direct costs from directories published prior to the acquisition were recognized during the period and adjusts for the differences in SPA's historical accounting policy with respect to expense recognition and RHD's current policy.

    (2) Adjusted pro forma results for 2002 assume that the acquisition occurred on January 1, 2002 and exclude the non-cash preferred dividend associated with a beneficial conversion feature.

    (3) On a reported basis, EPS are calculated under the "two-class" method. The two-class method is an earnings allocation formula that computes EPS for common stockholders and preferred stockholders on an as-converted basis assuming that the common stockholders and preferred stockholders have equal rights in the undistributed earnings of the Company on a per-share basis. On an as adjusted and adjusted pro forma basis, EPS are calculated as net income before preferred dividends divided by the weighted average shares outstanding for the period assuming the preferred stock was converted to common stock at the beginning of the period.

    (4) Shares used in computing as adjusted and adjusted pro forma EPS include additional shares assuming the preferred stock was converted at the beginning of the period. The 2002 adjusted pro forma diluted shares also include the pro forma dilutive effect of warrants issued with the preferred stock.

    (5) Represents the revenue and direct costs from directories published prior to the acquisition that would have been recognized during the period had it not been for purchase accounting adjustments required under GAAP and includes the effect of differences between SPA and RHD historical and current accounting policies.

    (6) Represents the tax effect of adjustments.

    (7) Represents amounts recognized by SPA during the period and the elimination of transactions between RHD and SPA that would have been eliminated had the acquisition occurred on January 1, 2002. Adjusted pro forma expense for the quarter and six month periods also excludes a SPA restructuring charge of $0.2 million.

    (8) Represents depreciation and amortization expense recognized by SPA during the period plus amortization expense for intangible assets acquired in the acquisition.

    (9) Represents income from CenDon LLC recognized by RHD and included in reported GAAP amounts, which would have been eliminated as intercompany income had the acquisition occurred on January 1, 2002.

    (10) Represents additional interest expense that would have been incurred assuming the financing obtained to acquire SPA was outstanding as of January 1, 2002.

    (11) Represents the annual 8% stated preferred dividend that would have accrued on the $200 million of convertible preferred stock assuming the preferred stock was issued January 1, 2002.

    (12) The adjustment to interest expense represents the write-off of deferred financing costs on pre-acquisition debt that was refinanced at the closing of the acquisition. The adjustment to other income represents the gain on hedging activity. These amounts are considered non-operational and are excluded from the as adjusted results.

    (13) EBITDA represents earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA represents adjusted earnings before interest, taxes, depreciation and amortization. EBITDA and Adjusted EBITDA are not measures of operating performance computed in accordance with GAAP and should not be considered as a substitute for operating income or net income prepared in conformity with GAAP. In addition, EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

    (14) As a result of a clarification of the preferred stock documentation, the Company will be permitted to pay cash dividends to its preferred shareholders beginning October 2005. Until that time, the Company will record a "deemed" dividend for a beneficial conversion feature. This additional "deemed" dividend will be in addition to the annual 8% stated dividend. The amount of the "deemed" dividend relating to the beneficial conversion feature is excluded from the as adjusted amounts.

    CONTACT: R.H. Donnelley
             Steven M. Blondy, 914/933-3178
              or
             Jenny L. Apker, 914/933-3178